News Release
Contact:     John Parsons
             Micro-Integration Corp.
             1-800-600-6448 ext. 820


                      Micro-Integration Corp. Acquires
                   Pennsylvania Computer Services Company

FROSTBURG, MD ( April 7, 1998 ( Micro-Integration Corp. (MI) (NASDAQ: MINT) today announced that it has acquired CompSource Inc., based in West Reading, Pennsylvania, effective April 1, 1998. CompSource was acquired in an exchange of shares accounted for as a purchase.

CompSource, through its MicroAge Computer Center location, offers companies and businesses in the eastern- and central-Pennsylvania area business networking and software solutions. The company is a leading reseller and Master Developer of State of the Art's MAS-90 Accounting Software. Through its SCATA division, the company offers technology services with special expertise in data collection systems for water and gas companies. Approximately 35 percent of the CompSource 1997 fiscal year revenue of $3.3 million was from the sale of services.

"Combining the resources of CompSource and MI will benefit the entire MI family of companies and their customers," said John Parsons, MI Chairman and CEO, "especially customers looking to replace legacy systems with year 2000-compliant networked systems. CompSource's high-quality staff will be a resource other MI companies can use to offer their clients and prospects a stronger line of network and computer services, including year 2000 compliance resources. CompSource can look to MI for sales and technical support help as well." CompSource employs highly-qualified technicians skilled in MAS-90, network design and implementation, UNIX and Microsoft system administration, custom application and database programming, and computer repair and maintenance.

Parsons continued, "The CompSource acquisition, our fourth in eighteen months, is another step in our strategy to expand our computer services business. It expands our reach further into Pennsylvania, strengthens our technology services offering company-wide and demonstrates our commitment to and progress towards becoming a major technology services and network systems provider in the Mid-Atlantic region. We now have a presence that stretches from the Indiana/Ohio border nearly to Philadelphia, and we are continuing to have discussions with other acquisition candidates in the region."

Except for historical information, the matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Risks and uncertainties include the Company's ability to operate profitably in the future, the Company's ability to continue to acquire targeted technology services businesses and to integrate acquired businesses into the Company, the financial effect on the Company of any acquired businesses, the timely development and acceptance of new products, and price competition. The Company assumes no obligation to update the information in this release.

Micro-Integration Corp. offers consultation and systems and network integration services to small- and medium-sized organizations that need to use information technology as a strategic business tool. MI specializes in providing high-quality services that help customers take advantage of distributed computing and client-server and network-based systems.

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